Exhibit 99.1

Carol Bramson joins Summer Infant Board of Directors

WOONSOCKET, RI — July 3, 2012 - Summer Infant, Inc. (NASDAQ: SUMR), a leading developer and distributor of juvenile health, safety and wellness products, today announced that Carol Bramson has been elected as a director of the Company’s Board of Directors to fill an existing vacancy, effective July 1, 2012.

“Carol brings a unique skill set and we look forward to benefiting from her experience,” said Jason Macari, Chairman of the Board of Directors and CEO.  “Carol has developed an in-depth understanding and experience in all phases of the company building process, and her insight and perspective, as well as that of our other distinguished board members, will be invaluable as we work to achieve our strategic vision in an increasingly competitive environment.”

Ms. Bramson is Managing Director of 212 Equity Management, LLC, a private investment firm that she founded in 2010.  She brings to the Board of Directors over 20 years of experience working with early stage and middle market companies in a variety of industries.  Her private equity experience began in 1988 with Essex Venture Partners (now Essex Woodlands Health Ventures), a venture capital firm founded in Chicago, IL, with a focus on early stage investments in the health care industry, and eventually joined Banc One Equity Capital (formerly First Chicago Equity Capital) in 1992, where she became a Partner with responsibility for all phases of the investment process.  In addition to direct equity investments, Carol has provided on-going industry, financial, and strategic advisory services to several leading organizations in the specialty chemicals and personal care ingredients arenas.  Ms. Bramson holds a B.S. in Finance (with honors) from DePaul University and an MBA from The University of Chicago.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers. The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, nursery furniture, infant feeding products, and car seats.